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                                                                    EXHIBIT 12.0

                             COOPER INDUSTRIES, LTD.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)
                                   (Unaudited)

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
                                                                                        YEAR ENDED DECEMBER 31,
                                                         ----------------------------------------------------------------------
                                                            2004           2003           2002           2001           2000
                                                         ----------     ----------     ----------     ----------     ----------
Interest Expense                                         $   68,100     $   74,100     $   74,500     $   84,700     $  100,300

Capitalized Interest                                              -              -              -          1,462          3,946

Estimated Interest Portion of Rent Expense                   11,666         12,183         14,679         13,369         15,614
                                                         ----------     ----------     ----------     ----------     ----------

Fixed Charges                                            $   79,766     $   86,283     $   89,179     $   99,531     $  119,860
                                                         ==========     ==========     ==========     ==========     ==========

Income from Continuing Operations Before Income Taxes    $  428,500     $  346,500     $  280,200     $  316,400     $  549,900

Add: Fixed Charges                                           79,766         86,283         89,179         98,069        115,914

Less: Equity in Earnings of
      50% or Less Owned Companies                            (2,903)        (2,534)        (2,969)        (2,922)        (3,367)
                                                         ----------     ----------     ----------     ----------     ----------

Earnings Before Fixed Charges                            $  505,363     $  430,249     $  366,410     $  411,547     $  662,447
                                                         ==========     ==========     ==========     ==========     ==========

Ratio of Earnings to Fixed Charges                              6.3x           5.0x           4.1x           4.1x           5.5x
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